Exhibit 99.1

Contact:
William B. Boni
VP, Investor Relations/Corp. Communications
ArQule, Inc.
(781) 994-0300
www.ArQule.com

FOR IMMEDIATE RELEASE

ARQULE ANNOUNCES COMMENCEMENT OF PHASE 3 CLINICAL TRIAL

WITH TIVANTINIB IN HEPATOCELLULAR CARCINOMA

BY PARTNER KYOWA HAKKO KIRIN IN JAPAN

Woburn, MA, February 4, 2014 – ArQule, Inc. (Nasdaq: ARQL) today reported the announcement by its partner, Kyowa Hakko Kirin Co., Ltd. (Tokyo: 4151) of the initiation of a Phase 3 clinical trial evaluating tivantinib (ARQ 197) in Japanese patients with c-Met diagnostic-high inoperable hepatocellular carcinoma treated with one prior sorafenib therapy.

The trial is a randomized, double-blind placebo-controlled study to compare progression-free survival (PFS) in patients treated with tivantinib with those treated with placebo. Kyowa Hakko Kirin plans to enroll approximately 160 patients in this study.

“With the commencement of this study, two Phase 3 trials are now ongoing worldwide to evaluate the impact of tivantinib therapy in second line HCC,” said Brian Schwartz, M.D., chief medical officer of ArQule. “We are also enrolling patients in the ongoing pivotal, randomized, double-blind METIV-HCC trial, being conducted in the West by ArQule and our partner, Daiichi Sankyo Co., Ltd., under a Special Protocol Assessment (SPA) agreement.”

About MET and Tivantinib (ARQ 197)

Tivantinib is an orally administered, selective inhibitor of MET, a receptor tyrosine kinase, which is currently in Phase 2 and 3 clinical trials. In certain healthy adult cells, MET is present in low to normal levels to support natural cellular function, but in some cancer cells, MET is inappropriately and continuously activated. When abnormally activated, c-Met plays multiple roles in aspects of human cancer, including cancer cell growth, survival, angiogenesis, invasion and metastasis. The activation of certain cell signaling pathways, including MET, has also been associated with the development of resistance to EGFR inhibitors such as cetuximab.

Pre-clinical data have demonstrated that tivantinib inhibits MET activation in a range of human tumor cell lines and shows anti-tumor activity against several human tumor xenografts. In clinical trials to date, treatment with tivantinib has been generally well tolerated and has shown clinical activity in the tumors studied. Tivantinib has not yet been approved for any indication in any country.

About ArQule, Inc. and its Partners for the Development of Tivantinib

On December 19, 2008, ArQule and Daiichi Sankyo Co., Ltd. signed a license, co-development and co-commercialization agreement to co-develop tivantinib in the U.S., Europe, South America and the rest of the world, excluding Japan, China (including Hong Kong), South Korea and Taiwan, areas for which Kyowa Hakko Kirin has exclusive rights for development and commercialization under an exclusive license agreement signed with ArQule in 2007.

About ArQule

ArQule is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics. The Company’s targeted, broad-spectrum products and research programs are focused on key biological processes that are central to human cancers. ArQule’s lead product, in Phase 2 and Phase 3 clinical development, is tivantinib (ARQ 197), an oral, selective inhibitor of the c-MET receptor tyrosine kinase. The Company’s pipeline includes: ARQ 092, designed to inhibit the AKT serine/threonine kinase and ARQ 087, designed to inhibit fibroblast growth factor receptor (FGFR). ArQule’s current discovery efforts, which are based on the ArQule Kinase Inhibitor Platform (AKIP™), are focused on the identification of novel kinase inhibitors that are potent and selective against their targets.

2

This press release contains forward-looking statements regarding the METIV-HCC clinical trial with tivantinib in hepatocellular carcinoma (HCC) conducted with Daiichi Sankyo and the Phase 3 clinical trial with tivantinib in HCC conducted by Kyowa Hakko Kirin as well as the Company’s agreements with both Daiichi Sankyo and Kyowa Hakko Kirin. These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially. There can be no assurance that tivantinib alone or in a combination therapy will demonstrate promising therapeutic effects in pivotal or other trials; in addition, tivantinib may ultimately not demonstrate an appropriate safety profile in later stage or larger scale clinical trials, such as METIV-HCC or the Kyowa Phase 3 trial in HCC, including among patients with underlying cirrhosis and compromised liver function, as a result of known or as yet unanticipated side effects. The results achieved in later stage trials may not be sufficient to meet applicable regulatory standards or to justify further development. Problems or delays may arise during clinical trials or in the course of developing, testing or manufacturing tivantinib that could lead the Company, Daiichi Sankyo or Kyowa Hakko Kirin to discontinue development. Even if later stage clinical trials are successful, unexpected concerns may arise from analyses of data or from additional data. Obstacles may arise or issues may be identified in connection with review of clinical data with regulatory authorities, and regulatory authorities may disagree with the Company’s view of the data or require additional data or information or additional studies. In addition, the planned timing of completion of clinical trials like METIV-HCC or the Phase 3 HCC trial conducted by Kyowa Hakko Kirin is subject to the ability of the Company or its partners to enroll patients, enter into agreements with clinical trial sites and investigators, and overcome ongoing or emergent regulatory issues and address other technical hurdles and issues related to the conduct of the trials for which each of them is responsible that may not be resolved promptly, or at all. Drug development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product. Furthermore, ArQule may not have the financial or human resources to successfully pursue drug discovery in the future. Moreover, Daiichi Sankyo and Kyowa Hakko Kirin have certain rights to unilaterally terminate the tivantinib license agreement with the Company. If it were to do so, the Company might not be able to complete development and commercialization of tivantinib on its own. For more detailed information on the risks and uncertainties associated with the Company’s drug development and other activities, see the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.

3